Exhibit 99.1

Verigy Announces Pricing of $120 Million Convertible Senior Notes Offering

CUPERTINO, Calif. – July 10, 2009 – Verigy (NASDAQ: VRGY) announced today the pricing of its offering of $120 million aggregate principal amount of its 5.25 percent Convertible Senior Notes due 2014 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on July 15, 2009, subject to satisfaction of customary closing conditions. Verigy also granted to the initial purchasers of the notes an option to purchase up to an additional $18 million aggregate principal amount of the notes solely to cover over-allotments.

The notes will be unsecured and unsubordinated obligations of Verigy and will rank equally in right of payment with all of Verigy’s existing and future unsecured and unsubordinated indebtedness. The notes will mature on July 15, 2014, unless earlier repurchased, redeemed or converted. Interest will be payable semi-annually at a rate of 5.25 percent per annum on January 15 and July 15 of each year, commencing January 15, 2010. The notes will be convertible into Verigy’s ordinary shares at an initial conversion rate of 76.2631 ordinary shares per $1,000 aggregate principal amount of notes (which is equivalent to an initial conversion price of approximately $13.11 per share), subject to adjustment upon occurrence of certain events. The initial conversion price represents a conversion premium of approximately 25 percent relative to the last reported sale price of Verigy’s ordinary shares on the NASDAQ Global Select Market on July 9, 2009, which was $10.49. Prior to July 20, 2012, Verigy may not redeem the notes, except that upon the occurrence of certain tax-related events Verigy will have the right to redeem all but not part of the notes. Verigy will have the right to redeem the notes in whole or in part at a redemption price equal to 100 percent of the principal amount of the notes being redeemed, plus accrued and unpaid interest, at any time on or after July 20, 2012 if the last reported sale price per ordinary share has been at least 130 percent of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date on which Verigy provides notice of redemption.

Verigy expects to use the net proceeds of the offering for general corporate purposes, which may include financing potential acquisitions and strategic transactions, and working capital.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of these securities (including Verigy’s ordinary shares into which the notes are convertible), nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The notes and the ordinary shares issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Company Contact:

Judy Davies

VP, Investor Relations and Marketing Communications

408.864.7549

judy.davies@verigy.com